Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE
Contact:
Robert M. Thornton, Jr.
Chief Executive Officer
(770) 933-7000

SUNLINK CHIEF OPERATING OFFICER TO RETIRE

A. Ron Turner Named COO

ATLANTA, Georgia (November 30, 2010) SunLink Health Systems, Inc. (NYSE Amex: SSY) today announced that Harry R. Alvis has announced his retirement effective December 31, 2010 and, effective immediately, has stepped down as the company’s chief operating officer. A. Ron Turner will assume the role of chief operating officer.

“Mr. Alvis has been a valuable member of the SunLink team since we acquired our first hospitals in 2001,” said Robert M. Thornton, Jr., chief executive officer. “On behalf of our entire board and all of our employees, I want to thank Harry for his significant contributions to SunLink and wish him success in his future endeavors.”

Mr. Thornton continued, “We are delighted to have Ron Turner join the SunLink team. Ron brings over 30 years’ of hospital management and leadership experience, including having been president of two hospital companies he started. His expertise in the hospital industry will be invaluable in this time of rapid change.”

SunLink Health Systems, Inc. currently operates seven community hospitals and related nursing home and home care businesses in the Southeast and Midwest, and its specialty pharmacy business, SunLink Scripts Rx, in Louisiana and Georgia. Each SunLink hospital is the only hospital in its community. SunLink’s operating strategy is to link patients’ needs with dedicated physicians and health professionals to deliver quality, efficient medical care and healthcare products and services in each area it serves. For additional information on SunLink Health Systems, Inc., please visit the company’s website at www.sunlinkhealth.com.